Exhibit 99.1

NEWS RELEASE

Contacts:
Manuel Mondragon, Vice President of Finance
investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS SECOND QUARTER 2007 FINANCIAL AND OPERATIONAL RESULTS

Provides Production and Expense Guidance for the Third Quarter

HOUSTON — August 7, 2007 — W&T Offshore, Inc. (NYSE: WTI) announced today financial and operational results for the second quarter of 2007.

•	Production increased 58% to 31.2 Bcfe compared to the second quarter of 2006

•	Revenues increased 64% to $272.6 million compared to the second quarter of 2006

•	For the first six months of 2007, cash flow from operating activities increased 35% to $308.4 million and Adjusted EBITDA increased 42% to $376.2 million compared to the first six months of 2006

•	Completed a senior notes offering of $450 million

•	2007 Capital and Major Expenditures Budget increased $100 million to $557.5 million

Revenues, Net Income and EPS: Net income for the second quarter of 2007 was $45.5 million, or $0.60 per diluted share, on revenue of $272.6 million. This compares to net income of $38.5 million, or $0.58 per diluted share, on revenues of $165.8 million for the second quarter of 2006. The increase in revenues was primarily a result of the addition of the Kerr-McGee properties in August 2006. Net income for the six months ended June 30, 2007 was $58.6 million, or $0.77 per diluted share, on revenues of $519.1 million, compared to net income of $94.3 million or $1.43 per diluted share, on revenues of $322.7 million for the six months of 2006.

Cash Flow from Operating Activities and EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are hereinafter defined in “Additional Non-GAAP Information” later in this press release. Net cash provided by operating activities for the six months ended June 30, 2007 increased 35% to $308.4 million from $228.1 million in the first six months of 2006. The increase was due to significantly higher revenues, partially offset by higher cash operating expenses. Adjusted EBITDA was $376.2 million for the six months ended June 30, 2007, compared to $265.6 million for the prior six months period.

Production and Prices: Total production in the second quarter of 2007 was 18.3 billion cubic feet (“Bcf”) of natural gas sold at an average price of $7.81 per thousand cubic feet (“Mcf”) and 2.1 million barrels (“MMBbls”) of oil sold at an average price of $60.44 per barrel (“Bbl”), or 31.2 billion cubic feet of natural gas equivalent (“Bcfe”) sold at an average price of $8.74 per thousand cubic feet of natural gas equivalent (“Mcfe”). This compares to production of 11.2 Bcf of natural gas sold at an average price of $6.98 per Mcf and 1.4 MMBbls of oil sold at an average price of $61.13 per Bbl, or 19.8 Bcfe sold at an average price of $8.37 per Mcfe in the second quarter of 2006.

For the six months ended June 30, 2007, total production was 38.7 Bcf of natural gas sold at an average price of $7.49 per Mcf and 4.1 MMBbls of oil sold at an average price of $55.94 per Bbl, or 63.3 Bcfe sold at an average price of $8.20 per Mcfe. This compares to 22.1 Bcf of natural gas sold at an average price of $7.88 per Mcf and 2.5 MMBbls of oil sold at an average price of $59.32 per Bbl, or 37.1 Bcfe sold at an average price of $8.69 per Mcfe for the same period in 2006.

Lease Operating Expenses (“LOE”): LOE for the second quarter of 2007 increased to $51.2 million, or $1.64 per Mcfe, from $16.3 million, or $0.82 per Mcfe, in the second quarter of 2006. The increase in LOE was due to operating expenses associated with the

Kerr-McGee properties, higher insurance premiums and hurricane remediation costs not covered by insurance. LOE for the six months ended June 30, 2007 was $112.8 million or $1.78 per Mcfe, compared to $32.1 million or $0.86 per Mcfe for the same period in 2006.

Depreciation, Depletion, Amortization and Accretion (“DD&A”): DD&A increased to $126.0 million, or $4.04 per Mcfe, in the second quarter of 2007 from $67.3 million, or $3.40 per Mcfe, in the same period of 2006. DD&A for the six months ended 2007 was $250.2 million or $3.95 per Mcfe, compared to DD&A of $116.4 million, or $3.14 per Mcfe, for the same period in 2006. The increase in DD&A primarily reflects a significant increase in depletable costs and reserves associated with the Kerr-McGee transaction and to a lesser extent to the higher finding and development costs associated with the Company’s exploration and development programs.

Capital Expenditures and Operations Update: During the second quarter of 2007, we participated in the drilling of one development well. For the six months ended June 30, 2007, capital expenditures totaled $199.0 million, of which $130.6 million was spent on development activities, $48.2 million for exploration, $19.0 million for acquisition and other leasehold costs and $1.2 million on other capital items. Over half of the development activities were spent on the Company’s deepwater drilling program and recompletion program.

As a result of higher than expected commodity prices and the benefits of refinancing Term Loan A, the Company has increased its 2007 exploration and development capital and major expenditures budget by $100 million to $557.5 million.

For the remainder of the year, the Company anticipates drilling between 10 and 13 wells including two wells in the deep shelf and two wells in the deepwater. At this time, all wells planned are exploration wells with the majority of the prospects to be drilled from existing structures.

Tracy W. Krohn, Chairman and Chief Executive Officer stated, “During the second quarter we continued to focus on integrating the properties we acquired from Kerr- McGee last fall. We are making progress toward maximizing well performance of these assets. Historically, we have demonstrated that we can build significant value through exploitation of acquired assets; that is why we are increasing our capital and major expenditures budget by $100 million. This increase in the budget is the beginning of higher drilling activity to come.”

Outlook: Certain factors affecting these forward-looking statements are listed in this news release. Guidance on performance for the third quarter and full year of 2007 is shown in the table below.

Estimated Production	Third Quarter 2007	Full-Year 2007
Crude oil (MMBbls)	1.8 – 2.0	7.7 – 8.0
Natural gas (Bcf)	16.6 – 17.9	74.7 – 78.7
Total (Bcfe)	27.5 – 29.7	121.0 – 127.0

Operating Expenses ($ in millions, except as noted)	Third Quarter 2007	Full-Year 2007
Lease operating expenses	$51.0 – $60.0	$197.0 – $220.0
Lease operating expenses – Hurricane- related	$3.0 – $7.0	$18.0 – $26.0
Gathering, transportation & production taxes	$6.0 – $7.5	$24.9 – $29.7
General and administrative	$10.0 – $12.0	$50.0 – $55.0
Income tax rate, % deferred	34.0%, 80%	34.0%, 80%*

*	Income tax rate changed from 35% to 34% for full-year 2007.

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Tuesday, August 7, 2007 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate, dial (303) 205-0055 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Wednesday, August 14, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11094324.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf region, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 200 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and difficulties associated with closing our pending Kerr-McGee Transaction and the integration and operation of its properties thereafter and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2006 (www.sec.gov).

- Tables to Follow -

W&T OFFSHORE, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$272,563	$165,796	$519,102	$322,650

Operating costs and expenses:
Lease operating	51,157	16,284	112,820	32,064
Gathering, transportation costs and production taxes	4,586	5,252	8,843	6,508
Depreciation, depletion and amortization	120,588	65,072	239,342	111,910
Asset retirement obligation accretion	5,456	2,262	10,903	4,516
General and administrative	10,111	9,072	23,995	20,732
Derivative loss	302	10,548	12,273	5,272

Total costs and expenses	192,200	108,490	408,176	181,002

Operating income	80,363	57,306	110,926	141,648

Interest expense:
Incurred	15,683	333	33,442	638
Capitalized	(6,265)	—	(13,093)	—
Loss on extinguishment of debt	2,806	—	2,806	—
Other income	528	1,767	941	3,394

Income before income taxes	68,667	58,740	88,712	144,404

Income taxes	23,146	20,275	30,162	50,108

Net income	$45,521	$38,465	$58,550	$94,296

Earnings per common share:
Basic	$0.60	$0.58	$0.77	$1.43

Diluted	$0.60	$0.58	$0.77	$1.43

Weighted average shares outstanding:
Basic	75,786	65,971	75,787	65,971

Diluted	75,974	66,138	75,890	66,060

Consolidated Cash Flow Information
Net cash provided by operating activities	$161,717	$114,798	$308,378	$228,104

Capital expenditures	$64,252	$151,483	$199,054	$274,376

Other Financial Information
Adjusted EBITDA	$207,510	$137,406	$376,162	$265,564

W&T OFFSHORE, INC.

Operating Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales:
Natural gas (MMcf)	18,343	11,212	38,745	22,116
Oil (MBbls)	2,140	1,431	4,094	2,498
Total natural gas and oil (MMcfe) (1)	31,186	19,798	63,308	37,105

Average daily equivalent sales (MMcfe/d)	342.7	217.6	349.8	205.0

Average realized sales prices: (2)
Natural gas ($/Mcf)	$7.81	$6.98	$7.49	$7.88
Oil ($/Bbl)	60.44	61.13	55.94	59.32
Natural gas equivalent ($Mcfe)	8.74	8.37	8.20	8.69

Average per Mcfe data ($/Mcfe):
Lease operating expenses	$1.64	$0.82	$1.78	$0.86
Gathering, transportation costs and production taxes	0.15	0.27	0.14	0.18
Depreciation, depletion, amortization and accretion	4.04	3.40	3.95	3.14
General and administrative	0.32	0.46	0.38	0.56
Net cash provided by operating activities	5.19	5.80	4.87	6.15
Adjusted EBITDA	6.65	6.94	5.94	7.16

(1)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).
(2)	Average realized prices exclude the effects of our commodity derivative contracts that do not qualify for hedge accounting. Had we included the effects of these derivatives, our average realized sales prices for natural gas would have been $7.85 per Mcf and $7.22 per Mcf for the second quarter of 2007 and 2006, respectively, and $7.52 per Mcf and $8.01 per Mcf for the six months ended June 30, 2007 and 2006, respectively. Our commodity derivative contracts did not impact our average realized sales price for oil during the second quarter of 2007. For the second quarter of 2006, our average realized sales price for oil would have been $60.78 per barrel, and for the six months ended June 30, 2007 and 2006, our average realized sales prices for oil would have been $56.26 per barrel and $59.13 per barrel, respectively. On a natural gas equivalent basis, our average realized sales prices would have been $8.77 per Mcfe and $8.48 per Mcfe for the second quarter of 2007 and 2006, respectively, and $8.24 per Mcfe and $8.75 per Mcfe for the six months ended June 30, 2007 and 2006, respectively.

W&T OFFSHORE, INC.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and equivalents	$102,090	$39,235
Accounts receivable	150,446	164,748
Insurance receivable	—	75,151
Prepaid expenses and other assets	24,751	49,559

Total current assets	277,287	328,693

Property and equipment	3,502,121	3,308,101
Less accumulated depreciation, depletion and amortization	1,281,657	1,042,315

Net property and equipment	2,220,464	2,265,786

Other assets	18,511	15,206

Total assets	$2,516,262	$2,609,685

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt-net of discount	$1,556	$271,380
Accounts payable	131,181	247,324
Accrued liabilities and other	75,243	83,654
Asset retirement obligations – current portion	30,022	41,718

Total current liabilities	238,002	644,076

Long-term debt, less current maturities-net of discount	653,989	413,617
Asset retirement obligations, less current portion	277,674	272,350
Deferred income taxes, less current portion	240,543	232,835
Other liabilities	4,608	3,890

Commitments and contingencies
Shareholders' equity:
Common stock	1	1
Additional paid-in capital	365,314	361,855
Retained earnings	735,613	681,634
Accumulated other comprehensive income (loss)	518	(573)

Total shareholders' equity	1,101,446	1,042,917

Total liabilities and shareholders' equity	$2,516,262	$2,609,685

W&T OFFSHORE, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2007	2006
Operating activities:
Net income	$58,550	$94,296
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	250,245	116,426
Amortization of debt issuance costs and discount on indebtedness	5,261	159
Loss on extinguishment of debt	2,806	—
Share-based compensation related to restricted stock issuances	1,585	1,731
Unrealized derivative loss	14,991	7,490
Deferred income taxes	(776)	51,087
Changes in operating assets and liabilities and other, net	(24,284)	(43,085)

Net cash provided by operating activities	308,378	228,104

Investing activities:
Investment in oil and gas property and equipment, net	(197,482)	(271,313)
Purchases of furniture, fixtures and other, net	(903)	(3,063)
Other	(291)	(153)

Net cash used in investing activities	(198,676)	(274,529)

Financing activities:
Borrowings of long-term debt	908,000	—
Repayments of borrowings of long-term debt	(945,000)	(40,000)
Dividends to shareholders	(4,563)	(3,964)
Debt issuance costs	(5,284)	—

Net cash used in financing activities	(46,847)	(43,964)

Increase (decrease) increase in cash and cash equivalents	62,855	(90,389)
Cash and cash equivalents, beginning of period	39,235	187,698

Cash and cash equivalents, end of period	$102,090	$97,309

W&T OFFSHORE, INC.

Additional Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are "EBITDA" and "Adjusted EBITDA". Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to EBITDA

We define EBITDA as net income plus income tax expense, net interest expense (income), and depreciation, depletion, amortization and accretion. Adjusted EBITDA excludes the unrealized gain or loss related to our open derivative contracts and the loss on extinguishment of debt. Although not prescribed under generally accepted accounting principles, we believe the presentation of EBITDA and Adjusted EBITDA are relevant and useful because they help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In thousands)
	(Unaudited)
Net income	$45,521	$38,465	$58,550	$94,296
Income taxes	23,146	20,275	30,162	50,108
Net interest expense (income)	8,890	(1,434)	19,408	(2,756)
Depreciation, depletion, amortization and accretion	126,044	67,334	250,245	116,426

EBITDA	203,601	124,640	358,365	258,074

Adjustments:
Loss on extinguishment of debt	2,806	—	2,806	—
Unrealized derivative loss	1,103	12,766	14,991	7,490

Adjusted EBITDA	$207,510	$137,406	$376,162	$265,564